EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media— L. Benjamin Ederington

Westlake Chemical Corporation Announces Second Quarter 2018 Results
•Record quarterly net sales of $2,235 million
•Record quarterly income from operations of $404 million
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to Westlake for the three months ended June 30, 2018 of $278 million, or $2.12 per diluted share. Net income attributable to Westlake increased $125 million, or $0.95 per diluted share, compared to second quarter 2017 net income attributable to Westlake of $153 million, or $1.17 per diluted share, primarily due to (1) higher sales prices for our major products, resulting in higher margins; (2) a lower effective tax rate resulting from the reduced U.S. corporate income tax rate under the U. S. Tax Cuts and Jobs Act (the "Tax Act"); (3) higher sales volumes for caustic soda, PVC resin and polyethylene as a result of continuing strong demand in both domestic and export markets; and (4) lower interest expense due to the repayment of $688 million of debt in February 2018 and $450 million of debt in May 2018. Record net sales for the second quarter of 2018 of $2,235 million increased $256 million from second quarter 2017 net sales of $1,979 million. This increase in net sales was primarily due to higher sales prices for our major products and increases in sales volumes for caustic soda, PVC resin and polyethylene, partially offset by lower styrene sales volume as a result of a planned 32-day turnaround, which was completed in May 2018. Second quarter 2018 income from operations was a record $404 million. Income from operations for the second quarter of 2018 increased $140 million from second quarter 2017 income from operations of $264 million primarily due to higher sales prices and volumes for our major products, improved operating rates in our Vinyls segment due to fewer planned turnarounds and unplanned outages and lower ethylene costs, partially offset by lower styrene sales volume and higher ethane feedstock costs. The second quarter of 2018 was negatively impacted by $9 million, or $0.05 per diluted share, associated with increased reserves related to pre-acquisition periods at Axiall and our European vinyls business. Integration-related costs in the second quarter of 2018 were $8 million, or $0.05 per diluted share.
Second quarter 2018 net income attributable to Westlake of $278 million, or $2.12 per diluted share, decreased $9 million from first quarter 2018 net income attributable to Westlake of $287 million, or $2.20 per diluted share. The decrease in net income attributable to Westlake was primarily due to the increased reserves and a higher effective tax rate partially offset by lower interest expense compared to the prior quarter. The higher effective tax rate for the second quarter of 2018 was due to state and foreign tax rate changes which increased the provision for income taxes by $6 million, or $0.05 per diluted share. Net sales for the second quarter of 2018 of $2,235 million increased $85 million from first quarter 2018 net sales of $2,150 million. The increase in net sales from the prior quarter was primarily due to higher sales volumes and prices for North American PVC resin and downstream vinyls products, higher sales prices for caustic soda and higher polyethylene sales volume. These increases in sales were partially offset by lower styrene sales volume due to the planned turnaround completed in May 2018 and lower polyethylene sales prices. Record income from operations of $404 million for the second quarter 2018 increased $3 million from first quarter 2018 income from operations of $401 million. The increase in income from operations was primarily due to increased sales in our Vinyls segment and lower ethylene costs, partially offset by increased ethane feedstock costs and higher planned turnarounds.
For the six months ended June 30, 2018, net income attributable to Westlake of $565 million, or $4.31 per diluted share, increased $274 million, or $2.08 per diluted share, from net income attributable to Westlake of $291 million, or $2.23 per diluted share, for the first six months of 2017. Net income for the first six months of 2018 increased primarily due to (1) higher sales prices for our major products, resulting in improved margins; (2) a lower income tax provision resulting from the reduced U.S. corporate income tax rate under the Tax Act; (3) higher sales volumes for caustic soda and PVC resin; (4) lower interest expense; and (5) increased other income including a $6 million pre-tax net gain from the redemption of debt. These increases were partially offset by lower polyethylene and styrene sales volumes due to planned turnarounds during the first half of 2018. Net sales for the six months ended June 30, 2018 of $4,385 million increased $463 million from net sales of $3,922 million for

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the first six months of 2017, primarily due to higher sales prices for major products in both North America and Europe, and increases in sales volumes for caustic soda and PVC resin, partially offset by lower polyethylene and styrene sales volume. Record income from operations of $805 million for the six months ended June 30, 2018 increased $307 million from $498 million for the six months ended June 30, 2017. This increase in income from operations for the first six months of 2018 was a result of higher sales prices for all of our major products, higher sales volumes for caustic soda and PVC resin, and improved operating rates in our Vinyls segment due to fewer planned turnarounds and unplanned outages, partially offset by lower polyethylene and styrene sales volume due to planned turnarounds in our Olefins segment. The first six months of 2017 were negatively impacted by unabsorbed fixed manufacturing costs and other costs associated with the turnaround and expansion of Westlake Chemical OpCo LP’s (“OpCo”) Calvert City ethylene unit and other planned turnarounds and unplanned outages. Integration-related costs in the six months ended June 30, 2018 were $15 million, or $0.09 per diluted share.
"We are very pleased with the results for the second quarter and first six months of 2018. We saw strong global demand for all of our products in both our Olefins and Vinyls segments while benefitting from the investments made in 2017 to improve our operations and reliability,” said Albert Chao, President and Chief Executive Officer. "We are working diligently on capturing the targeted synergies and cost reductions associated with the Axiall acquisition while remaining focused on the recently announced expansions in our Vinyls segment and identifying other opportunities that will improve our operations across the company."
Net cash provided by operating activities was $324 million for the second quarter of 2018 and $549 million for the first six months of 2018. Capital expenditures for the second quarter of 2018 and for the first six months of 2018 were $158 million and $312 million, respectively. As of June 30, 2018, cash and cash equivalents were $482 million and long-term debt was $2,666 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $568 million for the second quarter of 2018 increased $157 million compared to second quarter 2017 EBITDA of $411 million. Second quarter 2018 EBITDA of $568 million decreased $11 million compared to first quarter 2018 EBITDA of $579 million. For the first six months of 2018, EBITDA of $1,147 million was $345 million higher than EBITDA for the first six months of 2017 of $802 million. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
OLEFINS SEGMENT
Olefins segment income from operations of $158 million for the second quarter of 2018 increased by $15 million from second quarter 2017 income from operations of $143 million. The increase in income from operations was mainly attributable to higher sales prices for our major products and higher polyethylene sales volume as compared to the prior year period, partially offset by lower sales volume and costs associated with the styrene turnaround in May 2018 and higher feedstock costs.
Olefins income from operations of $158 million for the second quarter of 2018 decreased by $5 million compared to first quarter 2018 income from operations of $163 million. The decrease in Olefins income from operations was due to increased impacts from planned turnarounds and higher feedstock costs, partially offset by higher polyethylene sales volume.
For the first six months of 2018, Olefins income from operations of $321 million was comparable to income from operations of $323 million for the first six months of 2017. For the first six months of 2018, the Olefins segment was impacted by lower production and sales volumes for styrene and polyethylene due to planned turnaround activity and higher feedstock costs, partially offset by higher sales prices for our major products.

VINYLS SEGMENT
Vinyls segment income from operations for the second quarter of 2018 of $271 million increased $130 million from second quarter 2017 income from operations of $141 million. This increase was primarily due to higher margins that resulted from higher sales volumes and sales prices for our major products, lower ethylene costs and improved operating rates due to fewer planned turnarounds and unplanned outages as compared to the second quarter of 2017.
Vinyls income from operations for the second quarter of 2018 of $271 million increased $5 million compared to first quarter 2018 income from operations of $266 million. The increase in Vinyls income from operations resulted from higher sales prices for all of our major products, higher sales volumes for North American PVC resin and downstream vinyls products, and lower ethylene costs, partially offset by lower sales volumes in our European vinyls business and increased costs of planned turnarounds and unplanned outages.
For the first six months of 2018, Vinyls segment income from operations of $537 million increased by $326 million from income from operations for the first six months of 2017 of $211 million. This increase was mainly attributable to higher sales prices for our major products, higher sales volumes for caustic soda and PVC resin, lower ethylene costs, improved operating rates and lower costs resulting from fewer planned turnarounds and unplanned outages as compared to the first six months of 2017. The six months ended June 30, 2017 were negatively impacted by the unabsorbed fixed manufacturing costs and other costs associated with the turnaround and expansion of OpCo's Calvert City ethylene unit and other planned turnarounds and unplanned outages.
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding targeted synergies and cost reductions, as well as other opportunities that will improve operations, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC in February 2018.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Corporation
Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston. The Company's range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the Company's web site at www.westlake.com.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's second quarter 2018 results will be held Thursday, August 2, 2018 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 2265449.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on August 9, 2018. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 2265449.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/3v9qp8uf and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(In millions of dollars, except per share data)
Net sales	$2,235	$1,979	$4,385	$3,922
Cost of sales	1,683	1,576	3,291	3,153
Gross profit	552	403	1,094	769
Selling, general and administrative expenses	115	101	223	200
Amortization of intangibles	25	30	51	55
Integration-related costs	8	8	15	16
Income from operations	404	264	805	498
Interest expense	(31)	(39)	(68)	(79)
Other income, net	8	2	30	9
Income before income taxes	381	227	767	428
Provision for income taxes	93	68	182	124
Net income	288	159	585	304
Net income attributable to noncontrolling interests	10	6	20	13
Net income attributable to Westlake Chemical Corporation	$278	$153	$565	$291
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$2.13	$1.18	$4.34	$2.24
Diluted	$2.12	$1.17	$4.31	$2.23

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2018	December 31, 2017

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$482	$1,531
Accounts receivable, net	1,261	1,001
Inventories	905	900
Prepaid expenses and other current assets	46	31
Total current assets	2,694	3,463
Property, plant and equipment, net	6,468	6,412
Other assets, net	2,184	2,201
Total assets	$11,346	$12,076

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$1,186	$1,257
Current portion of long-term debt	—	710
Long-term debt, net	2,666	3,127
Other liabilities	1,648	1,613
Total liabilities	5,500	6,707
Total Westlake Chemical Corporation stockholders' equity	5,362	4,874
Noncontrolling interests	484	495
Total equity	5,846	5,369
Total liabilities and equity	$11,346	$12,076

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2018	2017

	(In millions of dollars)
Cash flows from operating activities
Net income	$585	$304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	312	295
Deferred income taxes	45	15
Other balance sheet changes	(393)	(134)
Net cash provided by operating activities	549	480
Cash flows from investing activities
Additions to property, plant and equipment	(312)	(281)
Additions to investments in unconsolidated subsidiaries	(45)	(31)
Other	3	2
Net cash used for investing activities	(354)	(310)
Cash flows from financing activities
Dividends paid	(54)	(49)
Distributions to noncontrolling interests	(29)	(16)
Proceeds from notes payable and drawdown of revolver	6	178
Repayment of term loan	—	(150)
Repayment of revolver	—	(360)
Redemption and repayment of notes payable	(1,173)	(5)
Other	8	1
Net cash used for financing activities	(1,242)	(401)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	13
Net decrease in cash, cash equivalents and restricted cash	(1,049)	(218)
Cash, cash equivalents and restricted cash at beginning of period	1,554	646
Cash, cash equivalents and restricted cash at end of period	$505	$428

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(In millions of dollars)
Net external sales
Olefins	$482	$489	$985	$1,032
Vinyls	1,753	1,490	3,400	2,890
	$2,235	$1,979	$4,385	$3,922
Income (loss) from operations
Olefins	$158	$143	$321	$323
Vinyls	271	141	537	211
Corporate and other	(25)	(20)	(53)	(36)
	$404	$264	$805	$498
Depreciation and amortization
Olefins	$33	$35	$67	$76
Vinyls	120	107	238	214
Corporate and other	3	3	7	5
	$156	$145	$312	$295
Other income, net
Olefins	$1	$1	$3	$2
Vinyls	4	—	16	6
Corporate and other	3	1	11	1
	$8	$2	$30	$9

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2018	2017	2018	2017

	(In millions of dollars)
Net cash provided by operating activities	$225	$324	$323	$549	$480
Changes in operating assets and liabilities and other	88	(7)	(143)	81	(161)
Deferred income taxes	(16)	(29)	(21)	(45)	(15)
Net income	$297	$288	$159	$585	$304
Add:
Depreciation and amortization	156	156	145	312	295
Interest expense	37	31	39	68	79
Provision for income taxes	89	93	68	182	124
EBITDA	$579	$568	$411	$1,147	$802

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2018 vs. Second Quarter 2017		Second Quarter 2018 vs. First Quarter 2018
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+3.0%	-4.4%	-2.2%	-1.9%
Vinyls	+8.5%	+9.1%	+3.1%	+3.1%
Company	+7.1%	+5.8%	+1.9%	+2.0%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
Ethane (cents/lb)	8.3	8.8	8.4	8.5	9.7
Propane (cents/lb)	14.9	18.2	22.6	20.2	20.7
Ethylene (cents/lb) (2)	27.6	24.7	28.4	23.6	14.8
Polyethylene (cents/lb) (3)	69.0	70.7	77.5	73.7	73.7
Styrene (cents/lb) (4)	84.4	85.1	91.1	98.3	93.0
Caustic soda ($/short ton) (5)	623.3	646.7	703.3	748.3	795.0
Chlorine ($/short ton) (6)	325.0	332.5	332.5	332.5	347.5
PVC (cents/lb) (7)	62.5	62.5	65.2	67.2	67.5
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(1)	Industry pricing data was obtained from IHS Markit ("IHS"). We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS.

(3)	Represents average North American net transaction prices of polyethylene low density GP-Film grade over the period as reported by IHS.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS.

(5)
Represents average North American United States Gulf Coast undiscounted contract prices of caustic soda over the period as reported by IHS. During the first quarter of 2018, IHS discontinued the previous caustic soda index that we used. For comparability, the average caustic soda for the prior periods presented are based on the current index.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS.

(7)	Represents average North American contract prices of polyvinyl chloride (PVC) over the period as reported by IHS.

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